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                                                        EXHIBIT (a)(1)(D)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                 INNOVEDA, INC.

                                       AT

                              $3.95 NET PER SHARE

                                       BY

                           INDIANA MERGER CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF

                          MENTOR GRAPHICS CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
            NEW YORK CITY TIME, ON TUESDAY, MAY 28, 2002, UNLESS THE
                               OFFER IS EXTENDED.

                                                                  April 30, 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     This letter relates to the offer being made by Mentor Graphics Corporation, an Oregon corporation ("Mentor Graphics"), through Indiana Merger Corporation, a Delaware corporation ("Purchaser" and together with Mentor Graphics, "Mentor") and a wholly-owned subsidiary of Mentor, to purchase all of the issued and outstanding common stock, par value $0.01 per share (the "Shares"), of Innoveda, Inc., a Delaware corporation (the "Company"), at a price of $3.95 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in Mentor's Offer to Purchase dated April 30, 2002 (the "Offer to Purchase") and the related Letter of Transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the "Offer").

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.  Offer to Purchase dated April 30, 2002;

          2. Letter of Transmittal for your use and for the information of your clients (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding);

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Wilmington Trust Company ("the Depositary") by the Expiration Date (as defined in Offer to Purchase);

          4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. The letter to stockholders of the Company from William J. Herman, the Chairman and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company, which includes the recommendation of the Board of Directors of the Company (the "Board of Directors") that stockholders accept the Offer and tender their Shares to Mentor pursuant to the Offer; and

          6.  Return envelope addressed to the Depositary.
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     THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES THAT REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (II) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 16 OF THE OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED UPON MENTOR OBTAINING FINANCING.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 28, 2002, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 23, 2002 (the "Merger Agreement"), among the Company, Mentor Graphics and Purchaser. The Merger Agreement provides for, among other things, the making of the Offer by Purchaser, and further provides that, as soon as practicable following consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Mentor Graphics.

     The Board of Directors by unanimous vote of all directors present at a meeting of the Company's Board of Directors held on April 23, 2002 (1) determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (2) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (3) recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

     Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, together with certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Tuesday, May 28, 2002.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the Depositary at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          MENTOR GRAPHICS CORPORATION
                                          INDIANA MERGER CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF PURCHASER, MENTOR GRAPHICS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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